UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 15, 2016

Date of Report (Date of earliest event reported)

GTX Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-53046	98-0493446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 W. 9th St., Suite 1214, Los Angeles, CA	90015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 213-489-3019

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

.	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2016, GTX Corp. (the “Company”) entered into an Exchange Agreement and a Lock-Up Agreement with a private investor (the “Investor”). Pursuant to the Exchange Agreement, the Company agreed to issue the Investor a promissory note in the amount of $234,618.75 (the “Note”) in exchange for a promissory note purchased by the Investor from a third party (the “Original Note”). The Original Note is disclosed in the Company’s last Form 10-K. The Company has also granted the Investor a right of first refusal on all future Company financings over the next twelve months. Via the Exchange Agreement, the Company was able to extend the maturity date of the Original Note to May 10, 2016.  Pursuant to the Lock-Up Agreement, the Investor has agreed not to sell any shares acquired from conversion of the Note until May 10, 2016.

Item 3.02 Unregistered Sale of equity Securities.

On April 15, 2016, the Company issued the Investor the Note in the amount of $234,618.75 pursuant to the above detailed transaction between the Company and the Investor. The Investor may convert the Note into common stock in the Company at a price equal to 49% of the lowest trading price in the prior 30 days. If the shares are not timely delivered, the Company shall be subject to a penalty of $10 per day per $1000 being converted. The Investor may not convert into more than 4.99% of the Company’s outstanding common stock. The Note does not bear regular interest but bears a default interest rate of 24%. The Company may prepay the Note at any time with a premium of 25% of the amount to be paid off. The Note matures May 10, 2016. The Note otherwise contains terms similar to those of like notes.  The Note was issued pursuant to Section 4(a)(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTX Corp.

Date: April 28, 2016	By:	/s/ Patrick Bertagna
Patrick Bertagna, CEO